FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT
This first amendment ("Amendment") to the novated Distribution Agreement (the "Agreement") dated as of September 30, 2021, by and between RMB Investors Trust ("Client") and Foreside Fund Services, LLC ("Distributor") is entered into as of June 23, 2025 (the "Effective Date").
WHEREAS, Client and Distributor ("Parties") desire to amend the Agreement to reflect an updated Funds list on Exhibit A; and
WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.
2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced Exhibit A by the attached hereto.
3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.
4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.
RMB INVESTORS TRUST    FORESIDE FUND SERVICES, LLC
/s/Christopher M. Graff                        /s/Teresa Cowan

EXHIBIT A

Effective as of June 23, 2025

Fund Names:

RMB Fund
RMB Mendon Financial Long/Short Fund RMB Mendon Financial Services Fund
RMB International Fund RMB Small Cap Fund RMB SMID Cap Fund
RMB Quality Intermediate Core Fund
RMB Quality Intermediate Tax-Exempt Municipal Fund